UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549
                      ----------------------

                           Schedule 13G

            Under the Securities Exchange Act of 1934
                        (Amendment No. 1)*


                      Somatix Therapy Corp.
-----------------------------------------------------------------
                         (Name of Issuer)


                           Common Stock
-----------------------------------------------------------------
                  (Title of Class of Securities)


                           834447 10 4
-----------------------------------------------------------------
                          (CUSIP Number)

Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of
Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                 (Continued on following pages)

SEC 1745 (2/92)        (Page 1 of 20 Pages)

                Exhibit Index Contained on Page 16

CUSIP NO. 834447 10 4     13G                 Page 2 of 20 Pages

----------------------------------------------------------------
| 1 | NAME OF REPORTING PERSON                                  |
|   | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON         |
|   |             Kleiner Perkins Caufield & Byers V,           |
|   |               a California Limited Partnership ("KPCB V") |
|   |             77-0211539                                    |
|---|-----------------------------------------------------------|
| 2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         |
|   |                                    (a) /   /    (b) / X / |
|---|-----------------------------------------------------------|
| 3 | SEC USE ONLY                                              |
|   |                                                           |
|---|-----------------------------------------------------------|
| 4 | CITIZENSHIP OR PLACE OF ORGANIZATION                      |
|   |                    California Limited Partnership         |
|---|-----------------------------------------------------------|
|              | 5 | SOLE VOTING POWER                          |
| NUMBER OF    |   |     - 0 -                                  |
| SHARES       |___|____________________________________________|
| BENEFICIALLY | 6 | SHARED VOTING POWER                        |
| OWNED BY     |   |     697,506 shares of which 348,753 shares |
| REPORTING    |   |     are subject to warrants that are       |
| PERSON       |   |     exercisable within 60 days.            |
| WITH         |___|____________________________________________|
|              | 7 | SOLE DISPOSITIVE POWER                     |
|              |   |     - 0 -                                  |
|              |---|--------------------------------------------|
|              | 8 | SHARED DISPOSITIVE POWER                   |
|              |   |     697,506 shares of which 348,753 shares |
|              |   |     are subject to warrants that are       |
|              |   |     exercisable within 60 days.            |
|--------------|---|--------------------------------------------|
|  9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH              |
|    | REPORTING PERSON                                         |
|    |                    697,506                               |
|----|----------------------------------------------------------|
| 10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES    |
|    | CERTAIN SHARES*                                          |
|    |                                                   /   /  |
|----|----------------------------------------------------------|
| 11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)        |
|    |       3.03%                                              |
|----|----------------------------------------------------------|
| 12 | TYPE OF REPORTING PERSON*                                |
|    |       PN                                                 |
|----|----------------------------------------------------------|
              *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 834447 10 4     13G                 Page 3 of 20 Pages

----------------------------------------------------------------
| 1 | NAME OF REPORTING PERSON                                  |
|   | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON         |
|   |             KPCB V Associates,                            |
|   |               a California Limited Partnership            |
|   |             77-0211539                                    |
|---|-----------------------------------------------------------|
| 2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         |
|   |                                    (a) /   /    (b) / X / |
|---|-----------------------------------------------------------|
| 3 | SEC USE ONLY                                              |
|   |                                                           |
|---|-----------------------------------------------------------|
| 4 | CITIZENSHIP OR PLACE OF ORGANIZATION                      |
|   |                    United States                          |
|---|-----------------------------------------------------------|
|              | 5 | SOLE VOTING POWER                          |
| NUMBER OF    |   |     - 0 -                                  |
| SHARES       |___|____________________________________________|
| BENEFICIALLY | 6 | SHARED VOTING POWER                        |
| OWNED BY     |   |     697,506 shares of which 348,753 shares |
| REPORTING    |   |     are subject to warrants that are       |
| PERSON       |   |     exercisable within 60 days.            |
| WITH         |___|____________________________________________|
|              | 7 | SOLE DISPOSITIVE POWER                     |
|              |   |     - 0 -                                  |
|              |---|--------------------------------------------|
|              | 8 | SHARED DISPOSITIVE POWER                   |
|              |   |     697,506 shares of which 348,753 shares |
|              |   |     are subject to warrants that are       |
|              |   |     exercisable within 60 days.            |
|--------------|---|--------------------------------------------|
|  9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH              |
|    | REPORTING PERSON                                         |
|    |                    697,506                               |
|----|----------------------------------------------------------|
| 10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES    |
|    | CERTAIN SHARES*                                          |
|    |                                                   /   /  |
|----|----------------------------------------------------------|
| 11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)        |
|    |       3.03%                                              |
|----|----------------------------------------------------------|
| 12 | TYPE OF REPORTING PERSON*                                |
|    |       PN                                                 |
|----|----------------------------------------------------------|
              *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 834447 10 4     13G                 Page 4 of 20 Pages

----------------------------------------------------------------
| 1 | NAME OF REPORTING PERSON                                  |
|   | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON         |
|   |             Vinod Khosla                                  |
|   |             ###-##-####                                   |
|---|-----------------------------------------------------------|
| 2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         |
|   |                                    (a) /   /    (b) / X / |
|---|-----------------------------------------------------------|
| 3 | SEC USE ONLY                                              |
|   |                                                           |
|---|-----------------------------------------------------------|
| 4 | CITIZENSHIP OR PLACE OF ORGANIZATION                      |
|   |                    United States                          |
|---|-----------------------------------------------------------|
|              | 5 | SOLE VOTING POWER                          |
| NUMBER OF    |   |     - 0 -                                  |
| SHARES       |___|____________________________________________|
| BENEFICIALLY | 6 | SHARED VOTING POWER                        |
| OWNED BY     |   |     697,506 shares of which 348,753 shares |
| REPORTING    |   |     are subject to warrants that are       |
| PERSON       |   |     exercisable within 60 days.            |
| WITH         |___|____________________________________________|
|              | 7 | SOLE DISPOSITIVE POWER                     |
|              |   |     - 0 -                                  |
|              |---|--------------------------------------------|
|              | 8 | SHARED DISPOSITIVE POWER                   |
|              |   |     697,506 shares of which 348,753 shares |
|              |   |     are subject to warrants that are       |
|              |   |     exercisable within 60 days.            |
|--------------|---|--------------------------------------------|
|  9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH              |
|    | REPORTING PERSON                                         |
|    |                    697,506                               |
|----|----------------------------------------------------------|
| 10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES    |
|    | CERTAIN SHARES*                                          |
|    |                                                   /   /  |
|----|----------------------------------------------------------|
| 11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)        |
|    |       3.03%                                              |
|----|----------------------------------------------------------|
| 12 | TYPE OF REPORTING PERSON*                                |
|    |       IN                                                 |
|----|----------------------------------------------------------|
              *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 834447 10 4     13G                 Page 5 of 20 Pages

----------------------------------------------------------------
| 1 | NAME OF REPORTING PERSON                                  |
|   | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON         |
|   |             Frank J. Caufield                             |
|   |             ###-##-####                                   |
|---|-----------------------------------------------------------|
| 2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         |
|   |                                    (a) /   /    (b) / X / |
|---|-----------------------------------------------------------|
| 3 | SEC USE ONLY                                              |
|   |                                                           |
|---|-----------------------------------------------------------|
| 4 | CITIZENSHIP OR PLACE OF ORGANIZATION                      |
|   |                    United States                          |
|---|-----------------------------------------------------------|
|              | 5 | SOLE VOTING POWER                          |
| NUMBER OF    |   |     - 0 -                                  |
| SHARES       |___|____________________________________________|
| BENEFICIALLY | 6 | SHARED VOTING POWER                        |
| OWNED BY     |   |     697,506 shares of which 348,753 shares |
| REPORTING    |   |     are subject to warrants that are       |
| PERSON       |   |     exercisable within 60 days.            |
| WITH         |___|____________________________________________|
|              | 7 | SOLE DISPOSITIVE POWER                     |
|              |   |     - 0 -                                  |
|              |---|--------------------------------------------|
|              | 8 | SHARED DISPOSITIVE POWER                   |
|              |   |     697,506 shares of which 348,753 shares |
|              |   |     are subject to warrants that are       |
|              |   |     exercisable within 60 days.            |
|--------------|---|--------------------------------------------|
|  9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH              |
|    | REPORTING PERSON                                         |
|    |                    697,506                               |
|----|----------------------------------------------------------|
| 10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES    |
|    | CERTAIN SHARES*                                          |
|    |                                                   /   /  |
|----|----------------------------------------------------------|
| 11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)        |
|    |       3.03%                                              |
|----|----------------------------------------------------------|
| 12 | TYPE OF REPORTING PERSON*                                |
|    |       IN                                                 |
|----|----------------------------------------------------------|
              *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 834447 10 4     13G                 Page 6 of 20 Pages

----------------------------------------------------------------
| 1 | NAME OF REPORTING PERSON                                  |
|   | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON         |
|   |             Brook H. Byers                                |
|   |             ###-##-####                                   |
|---|-----------------------------------------------------------|
| 2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         |
|   |                                    (a) /   /    (b) / X / |
|---|-----------------------------------------------------------|
| 3 | SEC USE ONLY                                              |
|   |                                                           |
|---|-----------------------------------------------------------|
| 4 | CITIZENSHIP OR PLACE OF ORGANIZATION                      |
|   |                    United States                          |
|---|-----------------------------------------------------------|
|              | 5 | SOLE VOTING POWER                          |
| NUMBER OF    |   |     - 0 -                                  |
| SHARES       |___|____________________________________________|
| BENEFICIALLY | 6 | SHARED VOTING POWER                        |
| OWNED BY     |   |     697,506 shares of which 348,753 shares |
| REPORTING    |   |     are subject to warrants that are       |
| PERSON       |   |     exercisable within 60 days.            |
| WITH         |___|____________________________________________|
|              | 7 | SOLE DISPOSITIVE POWER                     |
|              |   |     - 0 -                                  |
|              |---|--------------------------------------------|
|              | 8 | SHARED DISPOSITIVE POWER                   |
|              |   |     697,506 shares of which 348,753 shares |
|              |   |     are subject to warrants that are       |
|              |   |     exercisable within 60 days.            |
|--------------|---|--------------------------------------------|
|  9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH              |
|    | REPORTING PERSON                                         |
|    |                    697,506                               |
|----|----------------------------------------------------------|
| 10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES    |
|    | CERTAIN SHARES*                                          |
|    |                                                   /   /  |
|----|----------------------------------------------------------|
| 11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)        |
|    |       3.03%                                              |
|----|----------------------------------------------------------|
| 12 | TYPE OF REPORTING PERSON*                                |
|    |       IN                                                 |
|----|----------------------------------------------------------|
              *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 834447 10 4     13G                 Page 7 of 20 Pages

----------------------------------------------------------------
| 1 | NAME OF REPORTING PERSON                                  |
|   | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON         |
|   |             L. John Doerr                                 |
|   |             ###-##-####                                   |
|---|-----------------------------------------------------------|
| 2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         |
|   |                                    (a) /   /    (b) / X / |
|---|-----------------------------------------------------------|
| 3 | SEC USE ONLY                                              |
|   |                                                           |
|---|-----------------------------------------------------------|
| 4 | CITIZENSHIP OR PLACE OF ORGANIZATION                      |
|   |                    United States                          |
|---|-----------------------------------------------------------|
|              | 5 | SOLE VOTING POWER                          |
| NUMBER OF    |   |     - 0 -                                  |
| SHARES       |___|____________________________________________|
| BENEFICIALLY | 6 | SHARED VOTING POWER                        |
| OWNED BY     |   |     697,506 shares of which 348,753 shares |
| REPORTING    |   |     are subject to warrants that are       |
| PERSON       |   |     exercisable within 60 days.            |
| WITH         |___|____________________________________________|
|              | 7 | SOLE DISPOSITIVE POWER                     |
|              |   |     - 0 -                                  |
|              |---|--------------------------------------------|
|              | 8 | SHARED DISPOSITIVE POWER                   |
|              |   |     697,506 shares of which 348,753 shares |
|              |   |     are subject to warrants that are       |
|              |   |     exercisable within 60 days.            |
|--------------|---|--------------------------------------------|
|  9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH              |
|    | REPORTING PERSON                                         |
|    |                    697,506                               |
|----|----------------------------------------------------------|
| 10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES    |
|    | CERTAIN SHARES*                                          |
|    |                                                   /   /  |
|----|----------------------------------------------------------|
| 11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)        |
|    |       3.03%                                              |
|----|----------------------------------------------------------|
| 12 | TYPE OF REPORTING PERSON*                                |
|    |       IN                                                 |
|----|----------------------------------------------------------|
              *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 834447 10 4     13G                 Page 8 of 20 Pages

----------------------------------------------------------------
| 1 | NAME OF REPORTING PERSON                                  |
|   | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON         |
|   |             E. Floyd Kvamme                               |
|   |             ###-##-####                                   |
|---|-----------------------------------------------------------|
| 2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         |
|   |                                    (a) /   /    (b) / X / |
|---|-----------------------------------------------------------|
| 3 | SEC USE ONLY                                              |
|   |                                                           |
|---|-----------------------------------------------------------|
| 4 | CITIZENSHIP OR PLACE OF ORGANIZATION                      |
|   |                    United States                          |
|---|-----------------------------------------------------------|
|              | 5 | SOLE VOTING POWER                          |
| NUMBER OF    |   |     - 0 -                                  |
| SHARES       |___|____________________________________________|
| BENEFICIALLY | 6 | SHARED VOTING POWER                        |
| OWNED BY     |   |     697,506 shares of which 348,753 shares |
| REPORTING    |   |     are subject to warrants that are       |
| PERSON       |   |     exercisable within 60 days.            |
| WITH         |___|____________________________________________|
|              | 7 | SOLE DISPOSITIVE POWER                     |
|              |   |     - 0 -                                  |
|              |---|--------------------------------------------|
|              | 8 | SHARED DISPOSITIVE POWER                   |
|              |   |     697,506 shares of which 348,753 shares |
|              |   |     are subject to warrants that are       |
|              |   |     exercisable within 60 days.            |
|--------------|---|--------------------------------------------|
|  9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH              |
|    | REPORTING PERSON                                         |
|    |                    697,506                               |
|----|----------------------------------------------------------|
| 10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES    |
|    | CERTAIN SHARES*                                          |
|    |                                                   /   /  |
|----|----------------------------------------------------------|
| 11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)        |
|    |       3.03%                                              |
|----|----------------------------------------------------------|
| 12 | TYPE OF REPORTING PERSON*                                |
|    |       IN                                                 |
|----|----------------------------------------------------------|
              *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 834447 10 4     13G                 Page 9 of 20 Pages

----------------------------------------------------------------
| 1 | NAME OF REPORTING PERSON                                  |
|   | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON         |
|   |             James P. Lally                                |
|   |             ###-##-####                                   |
|---|-----------------------------------------------------------|
| 2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         |
|   |                                    (a) /   /    (b) / X / |
|---|-----------------------------------------------------------|
| 3 | SEC USE ONLY                                              |
|   |                                                           |
|---|-----------------------------------------------------------|
| 4 | CITIZENSHIP OR PLACE OF ORGANIZATION                      |
|   |                    United States                          |
|---|-----------------------------------------------------------|
|              | 5 | SOLE VOTING POWER                          |
| NUMBER OF    |   |     - 0 -                                  |
| SHARES       |___|____________________________________________|
| BENEFICIALLY | 6 | SHARED VOTING POWER                        |
| OWNED BY     |   |     697,506 shares of which 348,753 shares |
| REPORTING    |   |     are subject to warrants that are       |
| PERSON       |   |     exercisable within 60 days.            |
| WITH         |___|____________________________________________|
|              | 7 | SOLE DISPOSITIVE POWER                     |
|              |   |     - 0 -                                  |
|              |---|--------------------------------------------|
|              | 8 | SHARED DISPOSITIVE POWER                   |
|              |   |     697,506 shares of which 348,753 shares |
|              |   |     are subject to warrants that are       |
|              |   |     exercisable within 60 days.            |
|--------------|---|--------------------------------------------|
|  9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH              |
|    | REPORTING PERSON                                         |
|    |                    697,506                               |
|----|----------------------------------------------------------|
| 10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES    |
|    | CERTAIN SHARES*                                          |
|    |                                                   /   /  |
|----|----------------------------------------------------------|
| 11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)        |
|    |       3.03%                                              |
|----|----------------------------------------------------------|
| 12 | TYPE OF REPORTING PERSON*                                |
|    |       IN                                                 |
|----|----------------------------------------------------------|
              *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(A)       NAME OF ISSUER:

                Somatix Therapy Corp.



Item 1(B)       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                1301 Marina Village Parkway
                Suite 310
                Alameda, CA  94501



Item 2(A)-(C)   NAME, ADDRESS AND CITIZENSHIP OF PERSONS FILING

          This statement is being filed by KPCB V Associates, a California Limited Partnership ("KPCB V Associates"), whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. The names, business addresses and citizenships of all the general partners of KPCB V Associates are set forth on Exhibit B hereto.

          KPCB V Associates is general partner to Kleiner Perkins Caufield & Byers V, a California limited partnership ("KPCB V"). This statement is being filed by KPCB V Associates and KPCB V and with respect to KPCB V Associates, relates only to KPCB V Associates' indirect, beneficial ownership of shares of Common Stock of Somatix Therapy Corp. (the "Shares"). The Shares have been purchased by KPCB V and the general partners of KPCB V Associates do not directly or otherwise hold any Shares. Management of the business affairs of KPCB V Associates, including decisions respecting disposition and/or voting of the Shares, resides in the general partners of KPCB V Associates listed on Exhibit B hereto.



Item 2(D) AND (E) TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER:

                 Common Stock
                 CUSIP # 834447 10 4



Item 3.         Not Applicable



Item 4.         OWNERSHIP.


      A.    KPCB V Associates, a California Limited Partnership

            (a)   Amount Beneficially Owned:  697,506
            (b)   Percent of Class:  3.03%
            (c)   Number of shares as to which such person has:
                  (i)   sole power to vote or to direct vote:  -0-
                  (ii)  shared power to vote or to direct vote:  697,506
                  (iii) sole power to dispose or to direct the disposition: -0-
                  (iv)  shared power to dispose or to direct the
                        disposition:  697,506

      B.    Vinod Khosla

            (a)   Amount Beneficially Owned:  697,506
            (b)   Percent of Class:  3.03%
            (c)   Number of shares as to which such person has:
                  (i)   sole power to vote or to direct vote:  -0-
                  (ii)  shared power to vote or to direct vote:  697,506
                  (iii) sole power to dispose or to direct the disposition: -0-
                  (iv)  shared power to dispose or to direct the
                        disposition:  697,506


      C.    Frank J. Caufield

            (a)   Amount Beneficially Owned:  697,506
            (b)   Percent of Class:  3.03%
            (c)   Number of shares as to which such person has:
                  (i)   sole power to vote or to direct vote:  -0-
                  (ii)  shared power to vote or to direct vote:  697,506
                  (iii) sole power to dispose or to direct the disposition: -0-
                  (iv)  shared power to dispose or to direct the
                        disposition:  697,506


      D.    Brook H. Byers

            (a)   Amount Beneficially Owned:  697,506
            (b)   Percent of Class:  3.03%
            (c)   Number of shares as to which such person has:
                  (i)   sole power to vote or to direct vote:  -0-
                  (ii)  shared power to vote or to direct vote:  697,506
                  (iii) sole power to dispose or to direct the disposition: -0-
                  (iv)  shared power to dispose or to direct the
                        disposition:  697,506


      E.    E. Floyd Kvamme

            (a)   Amount Beneficially Owned:  697,506
            (b)   Percent of Class:  3.03%
            (c)   Number of shares as to which such person has:
                  (i)   sole power to vote or to direct vote:  -0-
                  (ii)  shared power to vote or to direct vote:  697,506
                  (iii) sole power to dispose or to direct the disposition: -0-
                  (iv)  shared power to dispose or to direct the
                        disposition:  697,506

      F.    L. John Doerr

            (a)   Amount Beneficially Owned:  697,506
            (b)   Percent of Class:  3.03%
            (c)   Number of shares as to which such person has:
                  (i)   sole power to vote or to direct vote:  -0-
                  (ii)  shared power to vote or to direct vote:  697,506
                  (iii) sole power to dispose or to direct the disposition: -0-
                  (iv)  shared power to dispose or to direct the
                        disposition:  697,506


      G.    James P. Lally

            (a)   Amount Beneficially Owned:  697,506
            (b)   Percent of Class:  3.03%
            (c)   Number of shares as to which such person has:
                  (i)   sole power to vote or to direct vote:  -0-
                  (ii)  shared power to vote or to direct vote:  697,506
                  (iii) sole power to dispose or to direct the disposition: -0-
                  (iv)  shared power to dispose or to direct the
                        disposition:  697,506


      H.    Kleiner Perkins Caufield & Byers V, a California Limited Partnership

            (a)   Amount Beneficially Owned:  697,506
            (b)   Percent of Class:  3.03%
            (c)   Number of shares as to which such person has:
                  (i)   sole power to vote or to direct vote:  - 0 -
                  (ii)  shared power to vote or to direct vote:  697,506
                  (iii) sole power to dispose or to direct the disposition: -0-
                  (iv)  shared power to dispose or to direct the
                        disposition:  697,506


Item 5.          OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                 This Statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the Common Stock of Somatix Therapy Corporation.

Item 6.          OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                 ANOTHER PERSON.

                 Under certain circumstances set forth in the limited partnership agreements of KPCB V and KPCB V
                 Associates, the general and limited partners of such entities may have the right to receive dividends from, or the proceeds from the sale of shares of Common Stock of Somatix Therapy
                 Corporation owned by each such entity.



Item 7.         IDENTIFICATION AND CLASSIFICATION OF THE
                SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING
                REPORTED ON BY THE PARENT HOLDING COMPANY.

                Not applicable.



Item 8.         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF
                THE GROUP.

                Not applicable.



Item 9.         NOTICE OF DISSOLUTION OF GROUP.

                Not applicable.



Item 10.        CERTIFICATION.

                Not applicable.

                             SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 13, 1996


                                    KPCB V ASSOCIATES, A CALIFORNIA
                                    LIMITED PARTNERSHIP


                                    By:  /s/ Brook H. Byers
                                        --------------------------------
                                         A General Partner


                                    BROOK H. BYERS
                                    E. FLOYD KVAMME
                                    L. JOHN DOERR
                                    FRANK J. CAUFIELD
                                    VINOD KHOSLA
                                    JAMES P. LALLY


                                    By:  /s/ Michael S. Curry
                                        --------------------------------
                                          Michael S. Curry
                                          Attorney-in-Fact

                                    KLEINER PERKINS CAUFIELD & BYERS V,
                                    A CALIFORNIA LIMITED PARTNERSHIP

                                    By KPCB V Associates, a California
                                    Limited Partnership, its General Partner


                                    By: /s/ Brook H. Byers
                                        --------------------------------
                                        A General Partner

                                 EXHIBIT INDEX


                                                               Found on
                                                             Sequentially
Exhibit                                                      Numbered Page
-------                                                      -------------

Exhibit A:  Agreement of Joint Filing                               17

Exhibit B:  List of General Partners of KPCB V Associates           19

                                   EXHIBIT A

                           Agreement of Joint Filing


          The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the statement dated February 13, 1996, containing the information required by
Schedule 13G, for the 697,506 Shares of the Common Stock of Somatix Therapy Corp. held by Kleiner Perkins Caufield & Byers V, a California Limited Partnership.


Date:  February 13, 1996

                                    KPCB V ASSOCIATES, A CALIFORNIA
                                    LIMITED PARTNERSHIP


                                    By:  /s/ Brook H. Byers
                                        --------------------------------
                                        A General Partner


                                    BROOK H. BYERS
                                    E. FLOYD KVAMME
                                    L. JOHN DOERR
                                    FRANK J. CAUFIELD
                                    VINOD KHOSLA
                                    JAMES P. LALLY


                                    By: /s/ Michel S. Curry
                                        --------------------------------
                                        Michael S. Curry
                                        Attorney-in-Fact

                                    KLEINER PERKINS CAUFIELD & BYERS
                                    V, A CALIFORNIA LIMITED
                                    PARTNERSHIP

                                    By KPCB Associates, a California
                                    Limited Partnership, its General Partner


                                    By:  /s/ Brook H. Byers
                                        --------------------------------
                                        A General Partner

                                   EXHIBIT B

                              General Partners of
              KPCB V Associates, a California limited partnership


            Set forth below, with respect to each general partner of KPCB V Associates, is the following: (a) name; (b) business address; and
(c) citizenship.

1.    (a)   Vinod Khosla
      (b)   c/o Kleiner Perkins Caufield & Byers
            2750 Sand Hill Road
            Menlo Park, CA  94025
      (c)   United States Citizen

2.    (a)   Frank J. Caufield
      (b)   c/o Kleiner Perkins Caufield & Byers
            2750 Sand Hill Road
            Menlo Park, CA  94025
      (c)   United States Citizen

3.    (a)   Brook H. Byers
      (b)   c/o Kleiner Perkins Caufield & Byers
            2750 Sand Hill Road
            Menlo Park, CA  94025
      (c)   United States Citizen

4.    (a)   E. Floyd Kvamme
      (b)   c/o Kleiner Perkins Caufield & Byers
            2750 Sand Hill Road
            Menlo Park, CA  94025
      (c)   United States Citizen

5.    (a)   L. John Doerr
      (b)   c/o Kleiner Perkins Caufield & Byers
            2750 Sand Hill Road
            Menlo Park, CA  94025
      (c)   United States Citizen

6.    (a)   James P. Lally
      (b)   c/o Kleiner Perkins Caufield & Byers
            2750 Sand Hill Road
            Menlo Park, CA  94025
      (c)   United States Citizen